PRESS RELEASE        Exhibit 99.1

     NASDAQ SYMBOL: MRGO

     FOR IMMEDIATE RELEASE:              CONTACTS:  Michael J. Spector Ext. 1055
                                         Telephone:(787) 883-2570


Margo Caribe, Inc. Removes J. Fernando Rodriguez as Director

Vega Alta, Puerto Rico, January 7, 2004-Margo Caribe, Inc. (Nasdaq Symbol: MRGO) and its subsidiaries (the "Company") announced today that shareholders owning more than a majority of the outstanding shares of common stock had executed written consents to remove Mr. J. Fernando Rodriguez as a director of the Company. Mr. Rodriguez was previously terminated as an executive officer on August 29, 2003.

Margo Caribe, Inc. is currently engaged in the business of growing and distributing a wide range of both indoor and outdoor tropical foliage and flowering plants in Vega Alta and Salinas Puerto Rico. The Company is engaged in the sale of lawn and garden products, the provision of landscaping services and maintenance throughout Puerto Rico and the Caribbean and the manufacturing of potting soils and other lawn and garden goods under the Rain Forest trade name, as well as in the process of permitting a residential development project. In addition, through the acquisition of Global Associates, the Company represents in Puerto Rico and several Latin American countries, numerous consumer product companies, including lines that are distributed by one of the Company's subsidiaries.